Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

May 15, 2014

Barclays PLC,

    1 Churchill Place,

        London E14 5HP,

            United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) GBP-denominated 7.00% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable 2019 and Every Five Years Thereafter), (ii) Euro-denominated 6.50% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable 2019 and Every Five Years Thereafter) and (iii) U.S. dollar-denominated 625% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable 2019 and Every Five Years Thereafter) (collectively, the “Contingent Convertible Securities”) of Barclays PLC, an English public limited company (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this

Barclays PLC

opinion. Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement on Form F-4 (the “Registration Statement”) has become effective under the Act, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture (collectively, the “Supplemental Indentures”) to the contingent convertible securities indenture, dated November 20, 2013, filed as Exhibit 4.1 to the Registration Statement (the “Base Indenture” and together with the Supplemental Indentures, the “Indenture”), have been duly authorized, executed and delivered in substantially the forms filed as Exhibits 4.2, 4.3, and 4.4 to the Registration Statement, the terms of the Contingent Convertible Securities and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Contingent Convertible Securities have been duly executed and authenticated in accordance with the Indenture and offered and issued as contemplated in the Registration Statement, the Contingent Convertible Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to the subordination and set-off provisions of the Contingent Convertible Securities, which are governed by English law.

Barclays PLC

We note that, as of the date of this opinion, a judgment for money in an action based on a Contingent Convertible Security denominated in a foreign currency or composite currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or composite currency unit in which a particular Contingent Convertible Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Contingent Convertible Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Contingent Convertible Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Contingent Convertible Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that (i) the Company has been duly incorporated and is an existing public limited company under the laws of England and Wales and (ii) the Base Indenture has been duly

Barclays PLC

authorized, executed and delivered in accordance with the laws of England and Wales. With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Clifford Chance LLP. Also, with your approval we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible and we have assumed that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Contingent Convertible Securities or their offering and issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP